UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
GENPACT LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2024

This Proxy Statement Supplement (“Supplement”) is being filed on April 10, 2024 to supplement and clarify information contained in the Definitive Proxy Statement filed by Genpact Limited (“Genpact” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2024 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for its 2024 Annual General Meeting of Shareholders (the “Annual Meeting”), to be held on May 2, 2024 at 12:00 PM (local time), at 5 Merchant Square, 5th Floor, London, W2 1AY United Kingdom. The Company urges you to read the Proxy Statement and this Supplement in their entirety. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged.

Institutional Shareholder Services (“ISS”), a proxy advisory firm, has recommended that Genpact shareholders vote against Proposal No. 2 in the Proxy Statement, which is a non-binding, advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay proposal”). According to its 2024 Proxy Analysis & Benchmark Policy Voting Recommendations Report, ISS is recommending against the Say-on-Pay proposal because the Company accelerated the vesting by one year of equity awards held by Kathryn Stein, a former executive officer and one of its named executive officers for 2023, upon a termination of employment that was not clearly involuntary.

This Supplement is being filed with the SEC and made available to shareholders to clarify that Ms. Stein’s separation from the Company was an involuntary termination by the Company without cause and the Company’s acceleration of the vesting of her equity awards by a year was provided in accordance with the terms of her employment agreement for an involuntary termination without cause.

The Board of Directors of Genpact recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the SEC’s compensation disclosure rules.